EXHIBIT 10.15(c)

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                      AMERICAN MEDICAL SECURITY GROUP, INC.
                                       AND
                                SAMUEL V. MILLER

         This Amendment to the Employment Agreement ("Amendment") is made to be effective the 1st day of January, 2004, by and between AMERICAN MEDICAL SECURITY GROUP, INC. (the "Company") and SAMUEL V. MILLER ("Employee").

                                   WITNESSETH:

         WHEREAS, on September 28, 2000, Company and Employee entered into an Employment Agreement ("Agreement"); and

         WHEREAS, Company and Employee mutually agree to amend the Agreement to adjust the interest rate applicable to deferred performance bonus and transaction bonus amounts held in the rabbi trust; and

         WHEREAS, the parties desire to amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Amendment of Paragraph 2.2(a). Paragraph 2.2(a) shall be deleted in its entirety and shall be replaced with the following:

                  (a) Performance Bonus Effective January 1, 2001. Effective January 1, 2001, the Company shall pay to Employee an annual performance bonus ("Performance Bonus") ranging from zero (0) to a target bonus equal to sixty percent (60%) of Employee's Base Salary to a maximum of one hundred thirty-two percent (132%) of his Base Salary. Employee's receipt of a Performance Bonus shall be dependent upon the degree of achievement of target performance goals and his remaining employed by the Company through the last day of the applicable fiscal year. Target performance goals shall be determined by the Board of Directors of the Company or a designated committee thereof and the amount of any Performance Bonus shall be based sixty percent (60%) on the Company's performance criteria and forty percent (40%) on Employee's individual performance criteria. If Employee achieves both his target Company and individual performance goals as determined by the Board of Directors of the Company or a designated committee thereof on an annual basis, his Performance Bonus shall be sixty percent (60%) of his Base Salary. Minimum, target and maximum performance goals shall be determined and set by the Board of Directors of the Company or a designated committee thereof no later than ninety (90) calendar days after the first day of the applicable performance year on which the Company budget for such fiscal year has been delivered to and approved by the Board of Directors of the Company or a designated committee thereof. Payment of the Performance Bonus shall be at a time and in a manner in accordance with the Company's policies then in effect. Notwithstanding any provision in this
Section 2.2(a), if any portion of the


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Performance Bonus paid in the ordinary course would not be deductible as a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then such non-deductible portion shall be deferred. Any Performance Bonus deferred shall be deferred until Employee ceases to be a covered employee under Section 162(m) of the Code. Any amount deferred shall be held in a rabbi trust and shall be credited with interest. From January 1, 2001 through December 31, 2003 any amounts deferred and held in a rabbi trust shall be credited with interest at a rate equal to the Marshall Money Market Fund of M&I Trust & Investment Management. Effective January 1, 2004 any amount deferred and held in a rabbi trust shall be credited with an interest rate equal to the five-year certificate of deposit annualized yield as reported in The Wall Street Journal on the first business day of each year (the "Interest Rate").

         2. Amendment of Paragraph 2.3. Paragraph 2.3 shall be deleted in its entirety and shall be replaced with the following:

                  2.3 Continued Deferral of Transaction Bonus. In connection with the AMSG Merger Employee earned a bonus of $1.0 million (the "Transaction Bonus") which has been deferred and credited with interest. The Transaction Bonus shall continue to be deferred and shall continue to be held in a rabbi trust. From the Effective Date through December 31, 2000, the Transaction Bonus held in the rabbi trust shall continue to be credited with interest at the rate of sixty percent (60%) of the prime rate as reported in The Wall Street Journal. From January 1, 2001 through December 31, 2003, the Transaction Bonus which continues to be held in the rabbi trust shall be credited with interest at the Marshall Money Market Fund of M&I Trust & Investment Management. Effective January 1, 2004, the Transaction Bonus which continues to be held in the rabbi trust shall be credited with interest at the Interest Rate.

         3. Other Terms and Conditions. Except as set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

         WITNESS WHEREOF, the parties have caused this Amendment to be effective on the date first set forth above.

COMPANY:                              EMPLOYEE:
AMERICAN MEDICAL SECURITY             SAMUEL V. MILLER
GROUP, INC.


By:   /s/ John R. Wirch               By:   /s/ Samuel V. Miller
      -------------------------------       ------------------------------------
      John R. Wirch                         Samuel V. Miller, Chairman President
      Vice President, Human Resources       and Chief Executive Officer

Date: February 25, 2004               Date: February 26, 2004





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